Final Term Sheet

Filed Pursuant to Rule 433

Registration No. 333-195697

August 8, 2016

WELLS FARGO & COMPANY

$100,000,000 Floating Rate Notes Due August 10, 2021

Issuer:	Wells Fargo & Company

Title of Securities	Floating Rate Notes Due August 10, 2021

The notes offered hereby will be a further issuance of, and form a single series with, and have the same terms as the $100,000,000 aggregate principal amount of Floating Rate Notes Due August 10, 2021 to be issued on August 10, 2016 pursuant to the Prospectus Supplement dated August 3, 2016 to the Prospectus dated May 5, 2014 (the “original notes”). The notes offered hereby will have the same CUSIP number as the original notes, will trade interchangeably with the original notes immediately upon settlement and will increase the aggregate principal amount of such series to $200,000,000. Certain terms used but not defined herein are defined in the Prospectus dated May 5, 2014.

Note Type:	Senior unsecured

Trade Date:	August 8, 2016

Settlement Date (T+2):	August 10, 2016

Maturity Date:	August 10, 2021

Aggregate Principal Amount

Offered:	$100,000,000

Price to Public (Issue Price):	100.00%, plus accrued interest, if any, from August 10, 2016

Underwriting Discount

(Gross Spread):	0.35%

All-in Price (Net of

Underwriting Discount):	99.65%, plus accrued interest, if any, from August 10, 2016

Net Proceeds:	$99,650,000

Interest Rate:	Base Rate of LIBOR plus 0.90%

Interest Payment Dates:	February 10, May 10, August 10 and November 10, commencing November 10, 2016, and at maturity

Interest Reset Dates:	February 10, May 10, August 10 and November 10, commencing November 10, 2016

Designated LIBOR Page:	Page LIBOR01 as displayed on Reuters or any successor service (or such other page as may replace Page LIBOR01 on that service or successor service)

Index Maturity:	Three months

Interest Reset Period:	Quarterly

Initial Interest Rate:	LIBOR plus 0.90%, determined two London banking days prior to August 10, 2016

Benchmark:	Three-month LIBOR

Spread to Benchmark:	+90 basis points

CUSIP:	949746SF9

Listing:	None

Sole Bookrunning Manager:	Wells Fargo Securities, LLC

U.S. Federal Income Tax

Consequences:	For a brief description of the United States tax effects of an investment in the notes, see “Certain U.S. Federal Income Tax Considerations” in the Prospectus dated May 5, 2014, as supplemented by “U.S. Federal Income Tax Considerations” in the Prospectus Supplement dated August 3, 2016.

The notes offered hereby will be treated as part of the same issuance as the original notes for U.S. federal income tax purposes and will have the same “issue price” as the original notes.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or e-mailing wfscustomerservice@wellsfargo.com.

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